Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2026-USNCH34396

Dated October 2, 2026 relating to
Preliminary Pricing Supplement No. 2026-USNCH34396

dated October 2, 2026

Registration Statement Nos. 333-293732 and 333-293732-02

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due November 1, 2029

Term Sheet to Preliminary Pricing Supplement No. 2026-USNCH34396 dated October 2, 2026

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	The VanEck® Gold Miners ETF
Pricing Date*:	October 29, 2026
Issue Date*:	November 3, 2026
Stated Principal Amount:	$1,000 per security
Automatic Call:	If the closing value of the underlying on any call date (including the final calculation day) is greater than or equal to the starting value, the securities will be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium applicable to that call date.
Call Dates* and Call Premiums:	The call premium applicable to each call date will be determined on the pricing date and will be at least the values indicated below.
Call Date	Call Premium (% of the stated principal amount)
November 3, 2027	22.00%
November 3, 2028	44.00%
October 29, 2029 (the “final calculation day”)	66.00%
Maturity Payment Amount (per security):

If the securities are not automatically called for redemption prior to or at maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•

if the ending value is less than the starting value, but greater than or equal to the threshold value: $1,000; or

•

if the ending value is less than the threshold value: $1,000 + [$1,000 × (underlying return + buffer amount)]

Call Settlement Dates:	For any call date, the third business day after such call date, except that the call settlement date for the final calculation day shall be the maturity date.
Maturity Date*:	November 1, 2029
Underlying Return:	(ending value – starting value) / starting value
Starting Value:	The closing value of the underlying on the pricing date
Threshold Value:	90% of the starting value
Buffer Amount:	10%
Ending Value:	The closing value of the underlying on the final calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.
CUSIP / ISIN:	17334DMA7 / US17334DMA71
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.20% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

***assumes call premiums equal to the lowest possible call premiums that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the underlying on the applicable call date significantly exceeds the starting value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

If the securities are not automatically called for redemption prior to or at maturity and the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer amount and will lose some, and possibly up to 90%, of the stated principal amount of your securities at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $897.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/831001/000095010326015068/dp253918_424b2-us26r3827d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose A Significant Portion Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	Higher Call Premiums Are Associated With Greater Risk.

•	The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

•	The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Underlying Solely On The Call Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Call Dates.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Fluctuations In Exchange Rates Will Affect The Closing Value Of The VanEck® Gold Miners ETF.

•	The VanEck® Gold Miners ETF Is Subject To Risks Associated With The Gold And Silver Mining Industries.

•	The VanEck® Gold Miners ETF Changed The Underlying Index That It Tracks In September 2025.

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlying May Affect The Value Of Your Securities.

•	The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

•	If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

•	The Value And Performance Of The Shares Of The Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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